Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements No. 333-268797 on Form S-1 and No. 333-269047 on Form S-8 of our report dated July 29, 2022, with respect to the combined financial statements of GE HealthCare Technologies Inc. (a carve-out business of General Electric Company).

/s/ KPMG LLP

Chicago, Illinois
February 15, 2023